FOR IMMEDIATE RELEASE

Contact:                 Paul S. Feeley
Senior Vice President, Treasurer and
   Chief Financial Officer
(617) 628-4000

CENTRAL BANCORP, INC. ELECTED JAMES P. McDONOUGH
AND KENNETH K. QUIGLEY AS DIRECTORS

SOMERVILLE, MASSACHUSETTS, March 18, 2010 — Central Bancorp, Inc. (NASDAQ Global Market: CEBK) (the “Company”), the parent company of Central Co-operative Bank (the “Bank”), today announced that James P. McDonough and Kenneth K. Quigley have been elected as members of the Board of Directors of the Company and the Bank.

Mr. McDonough has served as Chancellor and Chief Financial Officer of the Catholic Archdiocese of Boston since 2006.  Previously he was President and CEO of Abington Savings Bank which grew from $200 million in assets to over one billion during his tenure.  Mr. McDonough has over 25 years of banking experience.  He has served as Chairman of the Massachusetts Bankers Association and the South Shore Chamber of Commerce and on the board of Mass Housing Partnership, Massasoit Community College, South Shore Hospital Health and Education Foundation and the Cardinal Cushing Centers.

Mr. Quigley has served as President of Curry College, a private, four-year, liberal arts-based institution located in Milton, Massachusetts, since 1996.  Mr. Quigley is also an experienced public company director, having served as an independent director on the Boards of companies listed on both the New York Stock Exchange and NASDAQ as an independent director, including the former Hibernia Savings Bank.  During the term of Mr. Quigley's presidency at Curry College, student enrollments have more than doubled, to approximately 4,100 students, and the College has completed an aggressive building campaign of residential and academic buildings, as well as achieving significant growth in its endowment.

Prior to becoming the president of Curry College, Mr. Quigley was on the faculty at Curry and previously taught at Suffolk University and Bentley University.  Mr. Quigley, an attorney and a former staff accountant at a big 8 accounting firm, is a member of the Board of Trustees of the New England Association of Schools and Colleges, and regularly chairs accreditation visiting teams for the Association.  He also is a Director of the Cape Cod Baseball League and has previously served as the Chairman or Board member of the Associated Independent Colleges and Universities of Massachusetts, the South Shore Chamber of Commerce and other not-for-profit groups.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.